Exhibit 99.1

CONTACT:	David S. Collins
Chief Financial Officer
(630) 845-4500

Tracy H. Krumme
Vice President, Investor Relations
(203) 425-9830
FOR IMMEDIATE RELEASE
FUEL TECH REPORTS 2010 FOURTH QUARTER
AND ANNUAL FINANCIAL RESULTS
     WARRENVILLE, Ill., Mar. 9, 2011 — Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three- and 12-month periods ended December 31, 2010.
Fourth Quarter 2010
     Revenues for the fourth quarter totaled $25.0 million, a 34% increase from the comparable prior-year quarter. Net income for the quarter was $1.0 million, or $0.04 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share, in the same year-ago quarter. Adjusted EBITDA was $3.8 million, up from $3.2 million in the fourth quarter of 2009.
     The Air Pollution Control technology segment (APC segment) recorded revenues of $13.2 million, an increase of 25% versus the fourth quarter of 2009. Segment gross margins were 32% in the fourth quarter of 2010 versus the 39% reported in the fourth quarter of 2009, primarily due to a mix of lower margin projects and the timing of project milestones for other contracts that primarily involve activities such as initial engineering design and project start-up activities, in support of APC existing projects.
     The FUEL CHEM® technology segment (FUEL CHEM segment) generated revenues of $11.8 million, an increase of 45% from the comparable 2009 quarter. Increased revenues were predominately due to the addition of new customer accounts. Current quarter revenues include
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FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

$10.9 million from coal-fired units, a 59% increase versus a year ago, and $0.9 million from non-coal-fired units, down 28% from the comparable prior-year quarter, reflecting lower sales to oil-fired units as reduced industrial loads and the high cost of oil suppressed its use as a fuel source. Segment gross margins increased from 48% in the fourth quarter of 2009 to 51% in the current quarter due to reduced domestic FUEL CHEM demonstration program expenses.
     Selling, general and administrative (SG&A) expenses totaled $7.6 million in the current quarter versus $7.1 million in the same year-ago period. Increases in expenses related to sales commissions and employee incentive programs were directly attributed to favorable results for the quarter. Partially offsetting these increases were reductions in stock compensation expense and expenses relating to a reduction and restructuring of the workforce.
     Research and development (R&D) expenses were $0.4 million, compared with $0.2 million in the fourth quarter of 2009, as R&D activities ramp up to provide additional enhancements to the Company’s existing suite of technologies.
Full Year 2010
     Revenues for 2010 were $81.8 million, up 15% from $71.4 million in 2009. Net income for the year was $1.8 million, or $0.07 per diluted share, up from a net loss of $2.3 million, or ($0.10) per diluted share, for the prior year. Adjusted EBITDA in 2010 was $12.1 million, an increase of 54% from the $7.8 million recorded in the prior year.
     The APC technology segment recorded revenues of $40.9 million, an 18% increase versus fiscal 2009, as utility and industrial customers continue to make operation improvements and prepare to comply with Federal and State regulations. Segment gross margins decreased to 34% versus 38% reported for full year 2009. The decline was primarily due to the mix of lower margin project work including one large capital project that contained a significant amount of installation work that was passed through at a nominal margin.
     Revenues for the FUEL CHEM segment totaled $40.9 million versus $36.7 million in total 2009 segment revenues. Of the $40.9 million in total 2010 segment revenues, $37.4 million was associated with coal-fired units (a 15% increase versus the comparable prior-year period) while revenues from non-coal-fired units declined 16% to $3.5 million. Segment gross margins increased to 51% for fiscal 2010 from 43% for fiscal 2009, reflecting the impact of lower demonstration costs and a one-time contingent risk share payment of $2.0 million that was recognized in 2010 but
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FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

related to a demonstration that occurred in 2009. At December 31, 2010, no contingent payments existed for carryover to 2011.
     SG&A expenses totaled $30.9 million versus $32.3 million in the same year-ago period. This decrease can be mainly attributed to expenses related to a reduction and restructuring of the workforce and decreased stock compensation expense. Partially offsetting these reductions were increases to employee incentive programs and commissions relating to favorable financial performance for both the quarter and year ending December 31, 2010. R&D expenses for fiscal 2010 were $0.9 million versus $0.6 million for fiscal 2009 as a continued focus on R&D activities to enhance product offerings is maintained.
     For 2010, the Company announced contract awards with a value of approximately $32.3 million. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at $19.3 million as of December 31, 2010. Subsequent to December 31, 2010, the Company has announced APC orders with a value of $2.7 million.
     Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “I am very proud of what we have achieved in 2010. Despite the sluggish economy, weakness in the power market, and continued domestic regulatory uncertainty, we finished the year with record annual revenues and strong operating income gains, driven by increases in both the APC and FUEL CHEM segments.”
     Mr. Bailey continued, “The FUEL CHEM segment achieved record revenues and operating income for both the quarter and the year. This is especially remarkable given that most of our domestic coal utility customers experienced reductions in coal-fired power generation due to the operation of natural gas and alternative energy sources at heavier loads. Despite this challenging environment, we are winning new business and commencing new programs on coal-fired boilers, predominantly on larger-size units.”
     Mr. Bailey added, “With power generating stations under pressure to achieve maximum availability, higher efficiency, and minimum environmental emissions at the lowest possible cost, fuel flexibility for utility operators has become a high priority, both financially and operationally. The wide spread in U.S. coal prices continues to be a significant driver for our FUEL CHEM business as utilities are increasingly attracted to the compelling economic benefits of shifting from Appalachian coals, generally one of the fuels with the higher heat content and fewest operational
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FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

issues, to the lower priced and lower British thermal unit (BTU) coals originating in the Illinois Basin and Powder River Basin.”
     Mr. Bailey continued, “On the APC front, interest in our pollution control technologies, on both a new and retrofit basis, remains strong, both domestically and abroad. During 2010, we were pleased to have announced an alliance agreement with a major domestic power producer that resulted in the receipt of nine Selective Non-Catalytic Reduction (SNCR) orders on coal-fired boilers. We also received an order in Spain for two aqueous ammonia Selective Catalytic Reduction (SCR) systems for NOx reduction, which represented our largest single contract for a system operating in Europe. In China, important milestones were also achieved as we announced our first Low NOx Burner (LNB)/ Over-Fire Air (OFA) project and our first ULTRA™ award on district heating units.”
     “Domestic quotation activity remains quite active, due in part to the EPA’s proposed Transport Rule, which was released in July 2010 and is expected to be finalized around July 2011. While the final requirements of the proposed rule are under review and the final structure is yet to be determined, we view the proposed accelerated compliance schedule and the incremental NOx reduction requirements as a positive driver for future business.”
     “We are off to a strong start in 2011 with the following China APC awards: our first Selective Catalytic Reduction (SCR) design services project, an award from China’s largest electric utility for two ULTRA systems, and an ASCR™ Advanced SCR project which incorporates our combined LNB/OFA/NOxOUT® SNCR and SCR technologies. These awards highlight our unique ability to combine multiple technologies on a project-specific basis and afford us a competitive position in bidding on power plant units of all sizes.”
     “In China, as we have consistently stated, we believe the NOx control market will increasingly emerge after the country’s Twelfth Five-Year Plan is approved and is soon expected to go into effect. The requirements in the Policy align well with our portfolio of NOx reduction capabilities, which cover the full spectrum from combustion modifications to ASCR™ systems, and we anticipate receiving future orders as a result of this new Policy.”
     Mr. Bailey concluded, “We are very encouraged about our business prospects and believe that we are well positioned to increase our market-share both the multi-pollutant emissions control and energy efficiency markets. With respect to 2011, we believe that revenues and profits will exceed 2010 results as APC orders steadily improve, the result of upcoming regulations in the U.S.
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FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

and China, and FUEL CHEM announcements are forthcoming, as utilities strive to enhance fuel flexibility by adding Powder River Basin and Illinois Basin coals to their fuel mix.”
Conference Call
As a reminder, Fuel Tech will host a conference call on Thursday, March 10 at 9:00 AM EST to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Upcoming Events” on the Home page. The call can also be accessed by dialing 800.798.2864 (domestic) or 617.614.6206 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “64105338.” The replay will be available until April 9, 2011.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques — such as Low NOx Burners and Over-Fire Air systems — and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), CASCADE™, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 640 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. The Company has experienced with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
     Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are
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FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.
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FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share and per-share data)

	December 31,
	2010	2009
ASSETS
Current assets:
Restricted cash	$—	$200
Cash and cash equivalents	30,524	20,965
Accounts receivable, net of allowance for doubtful accounts of $82 and $70, respectively	21,175	17,877
Inventories	807	450
Deferred income taxes	89	636
Prepaid expenses and other current assets	1,861	2,294

Total current assets	54,456	42,422

Property and equipment, net of accumulated depreciation of $15,767 and $14,562, respectively	14,384	15,549
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,203 and $2,817, respectively	6,050	6,749
Deferred income taxes	5,000	4,183
Other assets	2,262	2,308

Total assets	$103,203	$92,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,269	$2,925
Accounts payable	7,516	5,824
Accrued liabilities:
Employee compensation	2,863	671
Income taxes payable	1,857	—
Other accrued liabilities	3,306	2,424

Total current liabilities	17,811	11,844

Other liabilities	1,482	2,196

Total liabilities	19,293	14,040

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 24,213,467 and 24,211,967 shares issued and outstanding, respectively	242	242
Additional paid-in capital	129,424	125,458
Accumulated deficit	(46,075)	(47,828)
Accumulated other comprehensive income	243	269
Nil coupon perpetual loan notes	76	81

Total stockholders’ equity	83,910	78,222

Total liabilities and stockholders’ equity	$103,203	$92,262

FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Revenues	$24,997	$18,683	$81,795	$71,397

Costs and expenses:
Cost of sales	14,758	10,658	46,821	42,444
Selling, general and administrative	7,551	7,143	30,857	32,273
Gain from revaluation of contingent performance obligation	—	—	(768)	(781)
Research and development	373	151	948	542

	22,682	17,952	77,858	74,478

Operating income (loss)	2,315	731	3,937	(3,081)

Interest expense	(33)	(37)	(143)	(120)
Interest income	5	2	11	32
Other income (expense)	50	(75)	(119)	(241)

Income (loss) before taxes	2,337	621	3,686	(3,410)

Income tax (expense)/benefit	(1,306)	(389)	(1,933)	1,104

Net income (loss)	$1,031	$232	$1,753	$(2,306)

Net income (loss) per common share:
Basic	$0.04	$0.01	$0.07	$(0.10)

Diluted	$0.04	$0.01	$0.07	$(0.10)

Weighted-average number of common shares outstanding:
Basic	24,213,000	24,126,000	24,213,000	24,148,000

Diluted	24,432,000	24,126,000	24,405,000	24,148,000

FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	For the years ended December 31
	2010	2009	2008

OPERATING ACTIVITIES
Net income (loss)	$1,753	$(2,306)	$3,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,195	3,796	2,810
Amortization	886	1,312	184
Loss on equipment disposals/impaired assets	20	94	35
Gain on revaluation of ACT liability	(768)	(781)	—
Deferred income tax	(588)	(1,492)	814
Stock compensation expense	4,179	6,011	5,815
Deferred director fees	95	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3,365)	5,488	8,491
Inventories	(354)	563	(828)
Prepaid expenses, other current assets and other noncurrent assets	(27)	3,293	(3,509)
Accounts payable	1,765	(2,372)	(5,436)
Accrued liabilities and other noncurrent liabilities	5,379	(113)	(3,720)
Other	20	34	31

Net cash provided by operating activities	12,190	13,527	8,047

INVESTING ACTIVITIES
Proceeds from sales of short-term investments	—	—	1,998
Decrease (increase) in restricted cash	200	(200)	—
Purchases of property, equipment and patents	(2,206)	(2,004)	(9,839)
Acquisition of businesses	—	(20,185)	(3,928)

Net cash used in investing activities	(2,006)	(22,389)	(11,769)

FINANCING ACTIVITIES
(Payments) / proceeds from short-term borrowings	(737)	737	137
Proceeds from exercise of stock options and warrants	10	605	619
Reclassification of liability award	—	90	—
Excess tax benefit for stock-based compensation	—	78	548
Other	(5)	86	73

Net cash (used in) provided by financing activities	(732)	1,596	1,377

Effect of exchange rate fluctuations on cash	107	82	21

Net increase (decrease) in cash and cash equivalents	9,559	(7,184)	(2,324)
Cash and cash equivalents at beginning of year	20,965	28,149	30,473

Cash and cash equivalents at end of year	$30,524	$20,965	$28,149

Supplemental Cash Flow Information:
Non-cash activities:
(Decrease) increase in contingent consideration payable	$—	$2,307	$—
Cash paid for:
Interest	$143	$120	$135
Income taxes paid	$297	$195	$5,905

FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(in thousands of dollars)
Q4 — 2010

	For the three months ended December 31, 2010
	Nitrogen Oxide		Fuel Chem		Other	Total

Net Sales from external customers	13,160		11,837		—	24,997
Cost of sales	(8,985)	-68.3%	(5,773)	-48.8%	—	(14,758)

Gross margin	4,175	31.7%	6,064	51.2%	—	10,239
Selling, general and administrative	—		—		(7,551)	(7,551)
Gain from revaluation of ACT liability	—		—		—	—
Research and development	—		—		(373)	(373)

Operating Income	4,175		6,064		(7,924)	2,315
Q4 — 2009

	For the three months ended December 31, 2009
	Nitrogen Oxide		Fuel Chem		Other	Total

Net Sales from external customers	10,542		8,141		—	18,683
Cost of sales	(6,422)	-60.9%	(4,236)	-52.0%	—	(10,658)

Gross margin	4,120	39.1%	3,905	48.0%	—	8,025
Selling, general and administrative	—		—		(7,143)	(7,143)
Gain from revaluation of ACT liability					—	—
Research and development	—		—		(151)	(151)

Operating Income	4,120		3,905		(7,294)	731
Q4 YTD — 2010

	For the twelve months ended December 31, 2010
	Nitrogen Oxide		Fuel Chem		Other	Total

Net Sales from external customers	40,917		40,878		—	81,795
Cost of sales	(27,024)	-66.0%	(19,797)	-48.4%	—	(46,821)

Gross margin	13,893	34.0%	21,081	51.6%	—	34,974
Selling, general and administrative	—		—		(30,857)	(30,857)
Gain from revaluation of ACT liability	—		—		768	768
Research and development	—		—		(948)	(948)

Operating Income	13,893		21,081		(31,037)	3,937
Q4 YTD — 2009

	For the twelve months ended December 31, 2009
	Nitrogen Oxide		Fuel Chem		Other	Total

Net Sales from external customers	34,721		36,676		—	71,397
Cost of sales	(21,518)	-62.0%	(20,926)	-57.1%	—	(42,444)

Gross margin	13,203	38.0%	15,750	42.9%	—	28,953
Selling, general and administrative	—		—		(32,273)	(32,273)
Gain from revaluation of ACT liability	—		—		781	781
Research and development	—		—		(542)	(542)

Operating Income	13,203		15,750		(32,034)	(3,081)

Note:	Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(in thousands of dollars)

For the years ended December 31	2010	2009	2008

Revenues:
United States	$69,002	$55,395	$68,433
Foreign	12,793	16,002	12,641

	$81,795	$71,397	$81,074

As of December 31	2010	2009	2008

Assets:
United States	$92,485	$82,261	$80,999
Foreign	10,718	10,001	7,632

	$103,203	$92,262	$88,631

FUEL TECH, INC. REPORTS 2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands of dollars)

	Three Months Ended		Twelve Months Ended
	2010	2009	2010	2009
Net income (loss)	$1,033	$232	$1,753	$(2,306)
Interest expense	33	37	143	120
Income tax expense (benefit)	1,306	389	1,933	(1,104)
Depreciation expense	755	954	3,195	3,796
Amortization expense	221	230	886	1,312

EBITDA	3,348	1,842	7,910	1,818
Stock compensation expense	484	1,383	4,179	6,011

ADJUSTED EBITDA	$3,832	$3,225	$12,089	$7,829

Adjusted EBITDA
     To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
     Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.